Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

AVRA Medical Robotics, Inc.,

AVRA-SSI Merger Corporation,

CardioVentures, Inc.

and

Dr. Sudhir Srivastava (solely with respect to Sections 3.4, 3.21, 4.4, 5.2, 7.1(a), 7.1(f), 7.2, 8.1 and 9.1)

Dated as of

November 7, 2022

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 7, 2022, is by and among AVRA Medical Robotics, Inc., a Florida corporation (“AVRA”), AVRA-SSI Merger Corporation, a Delaware corporation and wholly-owned subsidiary of AVRA (“Merger Sub”), CardioVentures, Inc., a Delaware corporation (“SSI-DE”) and Dr. Sudhir Srivastava, an individual (“Dr. Srivastava”) solely with respect to Sections 3.4, 3.21, 4.4, 5.2, 7.1(a), 7.1(f), 7.2, 8.1 and 9.1.

Recitals:

A. As of the date of this Agreement: (i) Dr. Srivastava’s holding company holds 100% of the outstanding capital stock of and a controlling interest in SSI-DE; () SSI-DE indirectly, through a wholly-owned subsidiary, Otto Pvt. Ltd., a Bahamian private limited company (“Otto”), holds 99.99% of the outstanding capital stock of and a controlling interest in Sudhir Srivastava Innovations Pvt. Ltd., an Indian private limited company (“SSI”). When the context requires, SSI-DE and its subsidiaries are referred to as the “SSI Parties.”

B. The SSI Parties are engaged in the development, commercialization, manufacturing and sale of medical and surgical robotic systems (the “SSI Business”). At Closing of the Merger and the issuance of the AVRA Common Stock and Series A Preferred Stock to the stockholders of CardioVentures, Inc. as contemplated herein, Dr. Sudhir will assign, transfer and convey to a new wholly-owned Subsidiary of AVRA, all of the intellectual property related to the SSI Business (the “SSI IP Transfer”).

C. On the terms and subject to the conditions set forth in this Agreement, SSI - DE will merge with and into Merger Sub with SSI-DE being the surviving corporation of such merger and thereby becoming, by operation of law, a wholly-owned Subsidiary of AVRA (the “Merger”), pursuant to which the issued and outstanding shares of common stock, no par value, of SSI - DE (the “SSI - DE Common Stock”) will be converted into the right to receive shares of common stock, par value $0.0001 per share of AVRA (the “AVRA Common Stock”) and shares of Series A Preferred Stock, par value $0.0001 per share of AVRA (the “Series A Preferred Stock”) in accordance with the Exchange Ratio, and on and subject to the terms and conditions set forth in this Agreement.

D. The respective Boards of Directors of AVRA, Merger Sub and SSI - DE: (i) have each unanimously determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable, fair to and in the best interests of the stockholders of AVRA and SSI - DE; and (ii) have each unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

E. The stockholders of SSI - DE have (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement is advisable, fair to and in the best interests of the stockholders of SSI - DE; and (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement.

F. The Merger is intended to constitute a tax-free reorganization under Section 368 of the Code.

G. Capitalized terms used in this Agreement and not otherwise defined elsewhere herein, shall have the respective meanings set forth in Section 9.4.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

MERGER AND CONVERSION OF SHARES

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, SSI - DE and Merger Sub shall consummate the Merger pursuant to which: (i) Merger Sub shall be merged with and into SSI - DE and the separate corporate existence of Merger Sub shall thereupon cease; (ii) SSI - DE, the surviving corporation in the Merger, shall continue to be a wholly-owned subsidiary of AVRA under the Laws of the State of Delaware; and (iii) the separate corporate existence of SSI - DE with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. SSI-DE, the corporation surviving the Merger, is hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth herein and in the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

(b) The Certificate of Incorporation of SSI – DE as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by Law and such Certificate of Incorporation.

(c) The Bylaws of SSI - DE, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation, until thereafter amended as provided by Law.

Section 1.2 Effective Time. Subject to the terms and conditions of this Agreement and satisfaction or waiver of the closing conditions, at the Closing, Merger Sub and SSI - DE shall cause the Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in the DGCL. The Merger shall become effective on the date and time on which the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or such later time as agreed upon by the parties, such time hereinafter referred to as the “Effective Time.”

Section 1.3 Closing. The closing of the Merger (the “Closing”) will take place on the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) (the “Closing Date”), through electronic exchange by the parties of the documents required for Closing, unless another date or place is agreed to in writing by AVRA and SSI - DE. The Closing will be deemed to occur at 12:01am, Eastern Time, on the Closing Date.

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Section 1.4 Reserved.

Section 1.5 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger:

(a) The outstanding shares of SSI - DE Common Stock shall be converted into (i) such number of shares of AVRA Common Stock as shall equal 95% of the issued and outstanding AVRA Shares of Common Stock after giving effect to consummation of the transactions contemplated hereby, less the number of shares of AVRA Common Stock issued or issuable upon the conversion of convertible promissory notes which AVRA has offered and sold as part of the Interim Financing; and (b) 1,000 shares of Series A Preferred Stock having the rights, preferences, powers, restrictions and limitations set forth in Exhibit A hereto (the “Exchange Ratio”).

(b) From and after the Effective Time, all such shares of SSI - DE Common Stock shall no longer be outstanding and shall automatically be cancelled, and each holder of a certificate (a “Certificate”) representing any such shares of SSI - DE Common Stock shall cease to have any rights with respect thereto, except the right to receive shares of AVRA Common Stock and AVRA Series A Preferred Stock therefor upon surrender as provided for herein.

Section 2.2 Fractional Shares. No fractional shares of AVRA Common Stock shall be issued at the Effective Time; all fractional shares shall be rounded up to the nearest whole share.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SSI – DE AND DR. SRIVASTAVA

Except as set forth in the disclosure schedule delivered by SSI - DE to AVRA and Merger Sub prior to the execution of this Agreement (the “SSI - DE Disclosure Schedule”) (it being agreed that disclosure of any item in any Section or Subsection of the SSI - DE Disclosure Schedule shall be deemed disclosure with respect to any Section or Subsection of the SSI - DE Disclosure Schedule to which the relevance of such item is reasonably apparent), SSI – DE and Dr. Srivastava with respect to Sections 3.2, 3.3, and 3.4 severally but not jointly represent and warrant to AVRA and Merger Sub as follows:

Section 3.1 Organization. Each of the SSI Parties is a corporation, limited liability company or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has full corporate or other entity power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the SSI Parties is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, an SSI Material Adverse Effect. The SSI Parties have delivered to AVRA complete and correct copies of the Organizational Documents of each of the SSI Parties as presently in effect. The SSI Parties have made available to AVRA true, complete and correct copies of the minutes of, and resolutions approved and adopted at, all meetings of the board of directors or similar governing body of each SSI Party held since October 1, 2021. No SSI Party is in violation of any of the provisions of its Organizational Documents.

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Section 3.2 Subsidiaries and Affiliates. SSI - DE holds 100.00% of the outstanding capital stock of and a controlling interest in Otto and (c) Otto holds 99.99% of the voting shares, 100% of the outstanding capital stock of and a controlling interest in SSI. The remaining shareholders or equity holders of SSI-DE are set forth in Section 3.2 of the SSI-DE Disclosure Schedule. Other than as set forth in this Section 3.2 or in Section 3.2 of the SSI-DE Disclosure Schedules, none of the SSI Parties : (i) has any Subsidiaries; or (b) owns, directly or indirectly, any capital stock or other equity securities of any Person or has any direct or indirect equity or ownership interest in any business.

Section 3.3 Capitalization.

(a) The authorized and issued and outstanding capital stock of each of the SSI Parties is set forth in Section 3.3 of the SSI-DE Disclosure Schedule. Except as set forth in Section 3.3 of the SSI-DE Disclosure Schedule there is no indebtedness having general voting rights (or convertible into securities having such rights) of any of the SSI Parties (“SSI Parties Voting Debt”) issued and outstanding. Except as set forth in Section 3.3(a) of the SSI-DE Disclosure Schedule, there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, agreements, arrangements, understandings or commitments of any kind relating to the issued or unissued capital stock of, or other equity interests in, the SSI Parties obligating any of the SSI Parties to issue, transfer, register or sell or cause to be issued, transferred, registered or sold any shares of capital stock or SSI Parties Voting Debt of, or other equity interest in, any of the SSI Parties, or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating any of the SSI Parties to grant, extend or enter into any such option, warrant, call, subscription or other right, restricted stock award, restricted stock unit award, agreement, arrangement, understanding or commitment; (ii) there are no outstanding agreements, arrangements, understandings or commitments of any of the SSI Parties to repurchase, redeem or otherwise acquire any shares of the capital stock of any of the SSI Parties; (iii) there are no outstanding agreements or binding commitments of any of the SSI Parties requiring it to provide any amount of funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person; and (iv) there are no outstanding or authorized stock appreciation, phantom stock, restricted stock units, performance-based awards, profit participation or other similar rights with respect to the SSI Parties.

(b) There are no stockholder agreements, voting trusts or other agreements or understandings to which any of the SSI Parties relating to the voting or disposition of any shares of the capital stock of the SSI Parties.

(c) All dividends or distributions on securities of the SSI Parties that have been declared or authorized have been paid in full.

Section 3.4 Authorization; Validity of Agreement; Company Action. SSI - DE has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance by SSI - DE of this Agreement, and the consummation by it of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by the Boards of Directors of SSI – DE and no other corporate proceeding on the part of SSI - DE is necessary to authorize the execution, delivery and performance by SSI - DE of this Agreement and, except for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware, the consummation of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly and validly executed and delivered by each of SSI – DE and Dr. Srivastava and, assuming due and valid authorization, execution and delivery of this Agreement by AVRA and Merger Sub is a valid and binding obligation of each of SSI – DE and Dr. Srivastava, enforceable against each of them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity.

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Section 3.5 Consents and Approvals; No Violations. Neither the execution, delivery or performance of this Agreement by SSI – DE and Dr. Srivastava, the consummation by SSI – DE and Dr. Srivastava of the Merger and the other transactions contemplated by this Agreement or compliance by SSI – DE and Dr. Srivastava with any of the provisions of this Agreement will: (i) conflict with or result in any breach of any provision of the Organizational Documents of any of the SSI Parties; (ii) require any filing by any of the SSI Parties with, or require any permit, authorization, consent or approval of, any Governmental Entity or any other Person to by obtained by any SSI Party, except for (A) any filings as may be required under the DGCL in connection with the Merger; (B) compliance with any applicable requirements of or rules and regulations under the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and (C) such other such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws, (iii) result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on the assets and properties of any of the SSI Parties under, any of the terms, conditions or provisions of any note, bond, mortgage, lien, indenture, lease, license, contract, agreement, arrangement or understanding or other instrument or obligation (each, a “Contract”) to which any SSI Party is a party or by which any SSI Party or any of its properties or assets may be bound; or (iv) assuming that all consents, approvals, authorizations and other actions described in clause (ii) have been obtained and all filings and obligations set forth herein have been made or complied with, conflict with or violate any Law applicable to any SSI Party or Cardio Ventures or any of its or his properties or assets, except in the case of clause (ii), (iii) or (iv), as would not, individually or in the aggregate, (A) reasonably be expected to have an SSI Material Adverse Effect or (B) impair in any material respect the ability of any SSI Party to perform its or his obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 3.6 Financial Statements.

(a) The financial statements of SSI, copies of which have been furnished to AVRA (“SSI Financial Statements”) have been prepared in accordance with IFRS and fairly present in all material respects the financial position of SSI, as of and for the dates thereof and the results of operations for the periods then ended. The SSI Financial Statements comply or can be amended or modified without undue cost and effort, to comply with the applicable accounting requirements and published rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) with respect thereto.

(b) The SSI Parties maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of financial statements for external purposes in conformity with the requirements of with the applicable accounting requirements and published rules and regulations of the SEC with respect thereto.

Section 3.7 Absence of Certain Changes. Except as specifically contemplated by this Agreement, since December 31, 2021 and through the date of this Agreement, (a) each of the SSI Parties has conducted its business only in the ordinary course of business consistent with past practice; (b) no SSI Party has suffered an SSI Material Adverse Effect and (c) there has been no effect, change, development, event or occurrence that would, individually or in the aggregate, reasonably be expected to cause an SSI Material Adverse Effect

Section 3.8 No Undisclosed Liabilities. Except for liabilities and obligations (a) reflected or reserved against on the balance sheet as of December 31, 2021 included in the SSI Financial Statements, and (b) incurred in the ordinary course of business consistent with past practice since January 1, 2022, none of the SSI Parties has incurred any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected in the SSI Financial Statements in accordance with applicable accounting principles.

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Section 3.9 Litigation; Orders. There is no suit, claim, action, charge, proceeding, including arbitration proceeding or alternative dispute resolution proceeding, or investigation pending or, to the knowledge of any SSI Party, threatened against, affecting or naming as a party thereto any SSI Party or any of its property or assets or any SSI Party’s respective current or former directors, officers or employees (in their capacities as such) that has been, or would reasonably be expected, individually or in the aggregate: (a) to be material to such SSI Party, or (b) to impair in any material respect the ability of any SSI Party to perform its or his obligations under this Agreement or SSI - DE to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. No Order is outstanding against any of the SSI Parties or any of their respective properties or assets that has been, or would reasonably be expected, individually or in the aggregate: (a) to be material to such SSI Party, or (b) to impair in any material respect the ability of any SSI Party to perform its or his obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. Since January 1, 2021, there have not been any product liability, manufacturing or design defect, warranty, field repair or other material product-related claims by any third party (whether based on contract or tort and whether relating to personal injury, including death, property damage or economic loss) arising from: (a) services rendered by any SSI Party, or (b) the sale, distribution or manufacturing of products, including medical products and devices, by any SSI Party that have been, or would reasonably be expected to be, individually or in the aggregate, material to such SSI Party. No SSI Party has any material suit, claim, action, charge, proceeding, including arbitration proceeding or alternative dispute resolution proceeding, or investigation pending against any other Person.

Section 3.10 Employee Benefit Plans.

(a) Except as set forth in Section 3.10(a) of SSI-DE Disclosure Schedule or as expressly contemplated by this Agreement, there exists no employment, consulting, retention, change in control, severance or termination agreement, arrangement or understanding between any SSI Party and any individual current employee, officer or director of any SSI Party (excluding, for the avoidance of doubt, any offer letters that do not provide for severance or change in control benefits).

(b) Section 3.10(b) of SSI-DE Disclosure Schedule contains a true, complete and correct list of all SSI Benefit Plans. SSI-DE has delivered or made available to AVRA true, complete and correct copies of each material SSI Benefit Plan (including all amendments thereto) or written description of each SSI Benefit Plan that is not otherwise in writing.

Section 3.11 Taxes.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the SSI Parties: (i) Otto and SSI have each duly and timely filed, or will duly and timely file, all Tax Returns required to be filed by it on or before the Closing Date, and each such Tax Return has been, or will be, prepared in compliance with all applicable Laws and is true, complete and correct in all respects; (ii) SSI - DE, Otto and SSI have each paid or will pay all Taxes shown as due on such Tax Returns and all other Taxes due and payable prior to the Closing Date (whether or not shown as due on any Tax Return) except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in the SSI Financial Statements; (iii) the SSI - DE Financial Statements reflect an adequate reserve for all Taxes payable by SSI - DE, Otto and SSI for all taxable periods and portions thereof through the date of such Financial Statements; and (iv) as of the date of this Agreement, none of SSI - DE, Otto or SSI has incurred any liability for Taxes subsequent to the date of such most recent SSI Financial Statements other than in the ordinary course of business consistent with past practice.

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(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the SSI Parties: (i) no Tax Return of SSI - DE, Otto or SSI is under audit or examination by any Taxing Authority, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes that has not yet begun has been received by SSI - DE, Otto and SSI; (ii) no deficiencies for Taxes have been claimed, proposed, assessed or threatened, in each case in writing, against SSI - DE, Otto or SSI by any Taxing Authority for which adequate reserves have not been established in the SSI - DE Financial Statements in accordance with GAAP; (iii) there are no liens for Taxes upon the assets of SSI - DE, Otto or SSI, except liens relating to current Taxes not yet due and payable; (iv) all Taxes which SSI - DE, Otto or SSI is required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly and timely remitted; (v) none of SSI - DE, Otto or SSI has consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority, which extension remains outstanding; and (vi) no claim has been made in writing by any Taxing Authority in a jurisdiction in which SSI - DE, Otto or SSI does not file Tax Returns that SSI - DE, Otto or SSI is or may be subject to taxation in such jurisdiction, and none of the SSI Parties has any knowledge of any Tax Return filing requirement applicable to SSI - DE, Otto or SSI that is not being complied with by such entity.

Section 3.12 Material Contracts.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to the SSI Parties: (i) neither any SSI Party nor, to the knowledge of the SSI Parties, any other party, is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contracts material to the business and operation of the SSI Parties (“SSI Material Contracts”), and, to the knowledge of the SSI Parties, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default; and (ii) each of the SSI Material Contracts is a valid and binding obligation of the applicable SSI Party, and, to the knowledge of the SSI Parties, each other party thereto, enforceable against such SSI Party and, to the knowledge of the SSI Parties, each other party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) SSI - DE has made available to AVRA a true, complete and correct copy (including any material amendment, modification, extension or renewal with respect thereto) of each SSI Material Contract.

(c) Except as set forth on Section 3.12(c) of the SSI - DE Disclosure Schedule, no (i) current or former officer or director of any SSI Party; (ii) beneficial owner of five percent (5%) or more of any voting securities of any SSI Party; or (iii) any “affiliate” or “associate” of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of any of the SSI Parties.

Section 3.13 Real and Personal Property. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to any SSI Party, each SSI Party has good and marketable title to, or valid leasehold interests in, all of its properties and assets, free and clear of all Encumbrances, except for Permitted Encumbrances. Each SSI Party enjoys peaceful and undisturbed possession under all occupancy agreements for Leased Real Property, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an SSI Material Adverse Effect.

Section 3.14 Intellectual Property.

(a) Section 3.14(a) of the SSI - DE Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of all applications and registrations for Intellectual Property, in each case that are owned or filed by SSI-DE, Otto and SSI, with the owner, country(ies) or region, registration and application numbers and dates indicated.

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(b) Except as has not been, and as would not reasonably be expected to be, individually in the aggregate, material to the SSI Parties:

(i) The applicable SSI Party owns, or has a valid right to use, all Intellectual Property used in or otherwise necessary for or material to the conduct of its or his business as it is currently conducted and as it is presently proposed to be conducted;

(ii) with respect to material SSI Intellectual Property, including applications and registrations for material SSI Intellectual Property set forth in Section 3.14(a) of the SSI - DE Disclosure Schedule, (A) except for any SSI Intellectual Property licensed to any SSI Party (other than Dr. Srivastava), such SSI Party is the sole and exclusive owner of it free and clear of all Encumbrances other than Permitted Encumbrances, (B) such SSI Party has taken commercially reasonable actions to maintain such Intellectual Property and (C) it is subsisting, valid and in full force and effect;

(iii) to the knowledge of the SSI Parties, the use of SSI Intellectual Property as currently used by SSI - DE, Otto and SSI (as applicable) and the conduct of the business of the applicable SSI Party, as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person;

(iv) no actual claims are pending or, to the knowledge of any SSI Party, threatened against any SSI Party with respect to the ownership, validity, enforceability, infringement or misappropriation of any SSI Intellectual Property;

(v) to the knowledge of the SSI Parties, there is no unauthorized use, disclosure, infringement, misappropriation, or other violation of any SSI Intellectual Property by any third party, and no such claims have been asserted or threatened against any third party by any SSI Party;

(vi) Each SSI Party has at all times taken reasonable measures to (A) protect any trade secrets, know-how and confidential or other proprietary information of such SSI Party against unauthorized access, disclosure, use, modification or other misuse and (B) control the process of modifying technologies owned or licensed by such SSI Party. To the knowledge of each SSI Party, there has been no material unauthorized access, disclosure or use of any trade secrets, know-how and confidential or other proprietary information owned, licensed or otherwise held by any SSI Party;

(vii) Each SSI Party has at all times complied with all applicable Laws, as well as its and, to the knowledge of the SSI Parties, its customers’ rules, policies and procedures relating to privacy, data protection and collection and use of personal information to which such SSI Party has had access or has collected, used or held for use in the conduct of its business. No claims are pending or, to the knowledge of the SSI Parties, threatened against any SSI Party alleging a violation of any third party’s privacy, personal information or data rights;

(viii) the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, any SSI Party’s right to own, use, or hold for use any of the SSI Intellectual Property, as owned, used, or held for use in the conduct of its business as it is currently conducted;

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(ix) there are no settlements, forbearances to sue, consents, governmental orders or similar obligations to which any SSI Party is a party or is subject that (A) restricts such SSI Party’s rights to use, enjoy or exploit any material SSI Intellectual Property; (B) materially restrict any SSI Party’s business in order to accommodate a third party’s Intellectual Property; or (C) permit third parties to use any material SSI Intellectual Property;

(x) with respect to copyrights and software that are SSI Intellectual Property, each current or former employee, contractor, consultant or agency that has created, authored, delivered, developed, contributed to, modified or improved such copyrights and software that is owned by any SSI Party has assigned to such SSI Party all of the employee’s, contractor’s, consultant’s or agency’s rights in such creation, authorship, delivery, development, contribution, modification or improvement, such rights including the rights to reproduce, distribute, perform, display, make, have made, modify, adapt, prepare derivative works of, make substantial alterations, use, sell, license, grant sublicensing rights, lease, rent, import, transfer, collect past damages, obtain and own renewals or extensions including copyright renewals, translate into any language or otherwise exploit, in any medium whatsoever, whether now known or hereafter devised, all to the maximum extent permitted by Law. Additionally with regard to software that is SSI Intellectual Property: (A) no SSI Party has assigned, delivered, licensed or made available, and none has any obligation to assign, deliver, license or make available, the source code for any such software to any third party, including any escrow agent or similar Person; (B) no SSI Party has experienced any material defects or disruptions in such software, including any material error or omission in the processing of any transactions that have not been corrected; (C) no such software (1) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent, or (2) is subject to the terms of any “open source” or other similar license that provides for the source code of the software to be disclosed, licensed, publicly distributed or dedicated to the public; (D) current copies of the source code for all such software are recorded on machine readable media, clearly identified and securely stored (together with the applicable documentation) by the applicable SSI Party; and (E) no capital expenditures are necessary with respect to such software or its use other than capital expenditures in the ordinary course of business consistent with past practice. During the three (3) years prior to the date hereof, (A) there have been no material security breaches in any SSI Party’s information technology systems and (B) there have been no disruptions in any SSI Party’s information technology systems that materially adversely affected its business or operations. Each SSI Party has evaluated its disaster recovery and backup needs and has implemented plans and systems that are reasonably designed to address its assessment risk.

(xi) with regard to any patents or patent applications included in the SSI Intellectual Property: (A) all maintenance, annuity and other fees and all filings necessary to assure the continued enjoyment of any issued patent, and all amendments, responses to office actions, issue fees and other fees and filings necessary to maintain the pendency of and pursue the prosecution of any pending applications, including the filing of continuation applications, have been paid or filed on a timely basis through the Closing; (B) to the extent that any such patents are owned of record by any Person other than SSI - DE, Otto or SSI, or there are outstanding encumbrances of any type against such patents, appropriate assignments, discharges or other documents will be executed to place ownership in the name of SSI - DE, Otto or SSI and/or effect the discharge prior to the Closing; (C) no application to reissue or reexamination proceeding for any issued patent is pending; (D) no declaratory judgment action relating to the validity, enforceability or infringement of any issued patent has ever been served on any SSI Party; and (E) no claim of any issued patent has been cancelled or held invalid or unenforceable by any tribunal;

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(xii) with regard to any trademarks or trademark applications included in the SSI Intellectual Property; (A) all affidavits of continuing use, renewals, maintenance fees, amendments, responses to office actions or any other documents or fees which are necessary to maintain such trademarks have been filed or paid on a timely basis; (B) to the extent that any of such trademarks are owned of record by any Person, other than the SSI Parties, or there are outstanding Encumbrances of any type against such trademarks, appropriate assignments, discharges or other documents will be executed to place ownership in the name of the SSI Parties and/or effect the discharge prior to the Closing; and (C) none of the trademarks have been cancelled, amended or restricted for any reason by any Governmental Entity or otherwise; and

(xiii) no material SSI Intellectual Property is being used or enforced by any SSI Party in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any SSI Intellectual Property used in and necessary for or otherwise material to the conduct of the business of the SSI Parties, as it is currently conducted or, to the knowledge of the SSI Parties, as presently proposed to be conducted.

Section 3.15 Compliance with Laws. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to any SSI Party: (a) each SSI Party has complied with all applicable Laws; (b) no notice, charge, claim or action has been received by any SSI Party or has been filed, commenced or, to the knowledge of any SSI Party, brought, initiated or threatened against any SSI Party alleging any violation of any such Laws; (c) any SSI Party holds all permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders, approvals, clearances and other authorizations from any Governmental Entity which are required under such Laws for it to own, lease and operate its properties and assets, or carry on its business as it is now being conducted, or otherwise which are material to the operation of the business of the SSI Parties, taken as a whole (collectively, the “SSI Permits”); and (d) all such SSI Permits are in full force and effect and, as of the date of this Agreement, no withdrawal, revocation, suspension or cancellation thereof is pending or, to the knowledge of the SSI Parties, threatened, and each SSI Party has been since January 1, 2022 and is currently in compliance in all material respects with the terms of the SSI Permits and any conditions placed thereon..

Section 3.16 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an SSI Material Adverse Effect:

(a) Each SSI Party has been and is in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws.

(b) No SSI Party has received and none is subject to any pending or, to the knowledge of any SSI Party, threatened Environmental Claim and has not received any request for information from any Person, including any Governmental Entity, related to liability under or compliance with any applicable Environmental Law.

(c) No SSI Party has entered into any written agreement or incurred any legal obligation providing for or requiring it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws.

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Section 3.17 Certain Business Practices. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the SSI Parties and Cardio Ventures: (i) each SSI Party has been and is currently in full compliance with all applicable anti-corruption Laws, including the Foreign Corruption Practices Act, as amended, 15 U.S.C. 78dd-1 et. seq. (the “FCPA”), and (ii) neither any SSI Party nor any director, officer, agent or employee thereof has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, expenditure or other advantage: (a) which would violate any applicable Law; or (b) to or for a Public Official with the intention of: (i) improperly influencing any act or decision of such Public Official; (ii) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (iii) securing any improper advantage, in each case in order to obtain or retain business or any business advantage. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to any SSI Party, neither any SSI Party nor any director, officer, agent or employee thereof has, directly or indirectly, violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws of any Governmental Entity.

Section 3.18 Regulatory and Related Matters.

(a) Each SSI Party has all Registrations required to conduct its business as currently conducted, and Section 3.18(a) of the SSI - DE Disclosure Schedule sets forth a true, complete and correct list as of the date of this Agreement of such Registrations. Each of such Registrations is valid and subsisting in full force and effect. To the knowledge of the SSI Parties, no Regulatory Authority or Governmental Entity is considering limiting, suspending or revoking any such Registration or changing the marketing classification or labeling of the products of any SSI Party. To the knowledge of the SSI Parties, there is no false or misleading information or material omission in any product application or other submission to any Regulatory Authority or Governmental Entity. Each SSI Party has fulfilled and performed in all material respects its obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. Any third party that is a manufacturer or contractor for any SSI Party is in compliance with all Registrations insofar as they pertain to the manufacture of product components or products for such SSI Party.

(b) All products developed, tested, investigated, manufactured, distributed, marketed or sold by or on behalf of any SSI Party that are subject to the jurisdiction of any Regulatory Authority or Governmental Entity have been and are being developed, tested, investigated, manufactured, distributed, marketed and sold in all material respects in compliance with Laws enforced by any Regulatory Authority or Governmental Entity that has jurisdiction over the operations of such SSI Party, or any other applicable Law, including those regarding non-clinical research, clinical research, establishment registration, device listing, pre-market notification, good manufacturing practices, labeling, advertising, record-keeping, device importation and exportation, adverse event reporting and reporting of corrections and removals. To the knowledge of the SSI Parties, except as would not be material to the SSI Parties, any third party that is a manufacturer or contractor for any SSI Party is in compliance with all Laws insofar as they pertain to the manufacture of product components or products for SSI Parties.

(c) There are no enforcement actions (including any administrative proceeding, prosecution, injunction, seizure, civil penalty or debarment action) pending or threatened by or on behalf of any Regulatory Authority or Governmental Entity that has jurisdiction over the operations of any SSI Party.

(d) No product distributed or sold by or on behalf of any SSI Party has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product; (ii) a change in the labeling of any such product; or (iii) a termination, seizure or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such product. No proceedings any jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such product are pending or, to the knowledge of the SSI Parties, threatened against any SSI Party.

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Section 3.19 Brokers. No broker, investment banker, financial advisor or other Person, the fees and expenses of which will be paid by AVRA, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the SSI Parties.

3.20 No Bad Actor. None of the SSI Parties nor any of their respective stockholders, members, directors, managers, executive officers or affiliates is subject to any of the acts enumerated in Rule 506(d)(i) through (viii) under the Securities Act (a “Disqualification Event”) except for a Disqualification Event (i) contemplated by Rule 506(d)(2) of the Securities Act; and (ii) a description of which has been furnished in writing to the Company. There is no event that would, with the passage of time, become a Disqualification Event relating to any of the above listed persons.

Section 3.21 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of the SSI Parties, Dr. Srivastava nor any other Person makes any other express or implied representation or warranty on behalf of the SSI Parties, or Dr. Srivastava in connection with the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF AVRA

Except as set forth in: (i) AVRA’s SEC Documents; or (ii) the disclosure schedule delivered by AVRA to the SSI Parties prior to the execution of this Agreement (the “AVRA Disclosure Schedule”) (it being agreed that disclosure of any item in any Section or Subsection of the AVRA Disclosure Schedule shall be deemed disclosure with respect to any Section or Subsection of the AVRA Disclosure Schedule to which the relevance of such item is reasonably apparent), AVRA represents and warrants to SSI - DE as set forth below:

Section 4.1 Organization. AVRA is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida and has full corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. AVRA is duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where such qualification or licensing is necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, an AVRA Material Adverse Effect. AVRA has heretofore delivered to the SSI Parties complete and correct copies of the Articles of Incorporation and Bylaws of AVRA as presently in effect. AVRA has made available to the SSI Parties true, complete and correct copies of the minutes of, and resolutions approved and adopted at, all meetings of or consent actions by the AVRA Board of Directors and stockholders held since January 1, 2021. AVRA is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

Section 4.2 Subsidiaries and Affiliates. Except for Merger Sub or as set forth in Section 4.2 to the AVRA Disclosure Schedule, AVRA does not: (a) have any Subsidiaries; or (b) own, directly or indirectly, any capital stock or other equity securities of any Person or have any direct or indirect equity or ownership interest in any business.

Section 4.3 Capitalization.

(a) The authorized capital stock of AVRA consists of 100,000,000 shares of AVRA Common Stock and 5,000,000 shares of Preferred Stock. As of the date of this Agreement, 39,197,099 shares of AVRA common stock and no shares of Preferred Stock are issued and outstanding. All of the outstanding shares of AVRA Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and free of any preemptive rights. There is no indebtedness having general voting rights (or convertible into securities having such rights) of AVRA (“AVRA Voting Debt”) issued and outstanding. Except as disclosed in the SEC Documents or Section 4.3(a) of the AVRA Disclosure Schedule (i) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, agreements, arrangements, understandings or commitments of any kind relating to the issued or unissued capital stock of, or other equity interests in, AVRA obligating AVRA to issue, transfer, register or sell or cause to be issued, transferred, registered or sold any shares of capital stock or AVRA Voting Debt of, or other equity interest in, AVRA or securities convertible into or exchangeable for such shares or equity interests or other securities, or obligating AVRA to grant, extend or enter into any such option, warrant, call, subscription or other right, restricted stock award, restricted stock unit award, agreement, arrangement, understanding or commitment; (ii) there are no outstanding agreements, arrangements, understandings or commitments of AVRA to repurchase, redeem or otherwise acquire any shares of AVRA Common Stock or any other capital stock of AVRA; (iii) there are no outstanding agreements or binding commitments of AVRA requiring it to provide any amount of funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any Person; and (iv) there are no outstanding or authorized stock appreciation, phantom stock, restricted stock units, performance-based awards, profit participation or other similar rights with respect to AVRA.

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(b) Section 4.3(b) of AVRA Disclosure Schedule sets forth, with respect to each Option outstanding as of the date of this Agreement, (i) the holder of each AVRA Option; (ii) the number of shares of AVRA Common Stock issuable thereunder; (iii) the purchase price payable therefor upon the exercise of each AVRA Option; (iv) the date on which such AVRA Option was granted; (v) the AVRA Option Plan (if any) under which such AVRA Option was granted; and (vi) the extent to which such AVRA Option is vested and exercisable as of the date of this Agreement. All of the AVRA Options have been granted solely to employees, consultants (who are individuals) or directors of AVRA. The per share exercise price of each AVRA Option is not (and is not deemed to be) less than the fair market value of a share of AVRA Common Stock as of the date of grant of such AVRA Option. All grants of AVRA Options were validly issued and properly approved by AVRA Board of Directors (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Laws and recorded on the AVRA Financial Statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating,” “spring loading” or similar practices with respect to such grants. As of the date of this Agreement, no AVRA Options or any other equity or equity-based awards were granted and are outstanding other than those set forth on Section 4.3(b)i) of the AVRA Disclosure Schedule. AVRA has provided to the SSI Parties all forms of option award agreements and all forms of award agreements governing AVRA Options.

(c) There are no stockholder agreements, voting trusts or other agreements or understandings to which AVRA is a party relating to the voting or disposition of any shares of the capital stock of AVRA.

(d) All dividends or distributions on securities of AVRA that have been declared or authorized have been paid in full.

Section 4.4 Authorization; Validity of Agreement; Action. Each of AVRA and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, to consummate the transactions contemplated by this Agreement, including the Merger. The execution, delivery and performance by AVRA and Merger Sub of this Agreement, and the consummation by them of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by the Boards of Directors of AVRA and Merger Sub and by AVRA as the sole stockholder of Merger Sub and no other corporate proceeding on the part of AVRA or Merger Sub is necessary to authorize the execution, delivery and performance by AVRA and Merger Sub of this Agreement and, except for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware the consummation by each of them of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly and validly executed and delivered by AVRA and, assuming due and valid authorization, execution and delivery of this Agreement by the SSI – DE and Dr. Srivastava, is a valid and binding obligation of each of AVRA and Merger Sub enforceable against AVRA and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws relating to creditors’ rights generally and to general principles of equity. The shares of AVRA Common Stock to be issued to stockholders of SSI - DE at the Effective Time of the Merger, when issued as provided for in this Agreement, will be duly and validly, issued, fully paid and nonassessable.

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Section 4.7 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by AVRA, the consummation by AVRA of the Merger and the other transactions contemplated by this Agreement or compliance by AVRA with any of the provisions of this Agreement will: (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of AVRA; (ii) require any filing by AVRA with, or require any permit, authorization, consent or approval of, any Governmental Entity or any other Person, except for (A) compliance with any applicable requirements of the Exchange Act; (B) any filings as may be required under the FCBA in connection with the Merger; (C) compliance with any applicable requirements of or rules and regulations under the Securities Act and the Exchange Act; and (D) such filings and approvals as may be required by any applicable state securities, blue sky or takeover Laws;(iii) result in a violation or breach of or the loss of any benefit under, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Encumbrance (other than Permitted Encumbrances) on the assets and properties of AVRA under, any of the terms, conditions or provisions of any Contract to which AVRA is a party or by which AVRA or any of its properties or assets may be bound; or (iv) assuming that all consents, approvals, authorizations and other actions described herein have been obtained and all filings and obligations herein have been made or complied with, conflict with or violate any Law applicable to AVRA or any of its properties or assets, except in the case of clause (ii), (iii) or (iv), as would not, individually or in the aggregate, (A) reasonably be expected to have an AVRA Material Adverse Effect or (B) impair in any material respect the ability of AVRA to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

Section 4.8 AVRA SEC Documents and Financial Statements.

(a) Except as set forth on Section 4.8(a) of the AVRA Disclosure Schedule, AVRA has filed all documents, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2021, pursuant to the reporting requirements of the Exchange Act, as amended including all exhibits thereto and financial statements, notes and schedules included or incorporated by reference therein and all amendments thereto (collectively, the “SEC Documents”). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. All material agreements to which the Company is a party or to which any of their respective property or assets are subject that are required to be filed as Exhibits to the SEC Documents are included as a part of, or specifically identified in, the SEC Documents.

(b) All of the audited financial statements and unaudited interim financial statements of AVRA included in the AVRA SEC Documents (collectively, the “AVRA Financial Statements”): (i) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act); and (iii) fairly present in all material respects the financial position, the stockholders’ equity, the results of operations and cash flows of AVRA as of the times and for the periods referred to therein (except as may be indicated in the notes thereto and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments).

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(c) AVRA maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurance regarding the reliability of its financial reporting and the preparation of financial statements for external purposes in conformity with GAAP and the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

Section 4.9 Absence of Certain Changes. Except as specifically contemplated by this Agreement, since December 31, 2021: (a) through the date of this Agreement, AVRA has conducted its business only in the ordinary course of business consistent with past practice; (b) AVRA has not suffered any AVRA Material Adverse Effect; and (c) there has been no effect, change, development, event or occurrence that would, individually or in the aggregate, reasonably be expected to cause an AVRA Material Adverse Effect.

Section 4.10 No Undisclosed Liabilities. Except for liabilities and obligations: (a) reflected or to the extent reserved against on the balance sheet as of December 31, 2021 included in the AVRA Financial Statements; (b) incurred in the ordinary course of business consistent with past practice since January 1, 2022; or (c) that have not had, and would not reasonably be expected to have, individually or in the aggregate, an AVRA Material Adverse Effect, AVRA has not incurred any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise and whether or not required to be reflected in the AVRA Financial Statements in accordance with GAAP.

Section 4.11 Litigation; Orders. There is no suit, claim, action, charge, proceeding, including arbitration proceeding or alternative dispute resolution proceeding, or investigation pending or, to the knowledge of AVRA, threatened against, affecting or naming as a party thereto AVRA or any of its property or assets or any of its current or former directors, officers or employees (in their capacities as such) that has been, or would reasonably be expected, individually or in the aggregate: (a) to be material to AVRA or (b) as of the date of this Agreement, to impair in any material respect the ability of AVRA to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement. No Order is outstanding against AVRA or any of its properties or assets that has been, or would reasonably be expected, individually or in the aggregate: (a) to be material to AVRA, or (b) as of the date of this Agreement, to impair in any material respect the ability of AVRA to perform its obligations under this Agreement or to consummate the Merger, or prevent or materially delay the consummation of any of the Merger and the other transactions contemplated by this Agreement.

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Section 4.12 Employee Benefit Plans; ERISA.

(a) Except as set forth in the SEC Documents or in Section 4.12(a) of the AVRA Disclosure Schedule or as expressly contemplated by this Agreement, there exists no employment, consulting, retention, change in control, severance or termination agreement, arrangement or understanding between AVRA and any individual current employee, officer or director of AVRA (excluding, for the avoidance of doubt, any offer letters that do not provide for severance or change in control benefits).

(b) Section 4.12(b) of the AVRA Disclosure Schedule contains a true, complete and correct list of all of its Benefit Plans (collectively, “AVRA Benefit Plans”). AVRA has delivered or made available to the SSI Parties true, complete and correct copies of: each material AVRA Benefit Plan (including all amendments thereto) or written description of each AVRA Benefit Plan that is not otherwise in writing

Section 4.13 Taxes.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to AVRA: (i) AVRA has duly and timely filed, or will duly and timely file, all Tax Returns required to be filed by it on or before the Closing Date, and each such Tax Return has been, or will be, prepared in compliance with all applicable Laws and is true, complete and correct in all respects; (ii) AVRA has paid or will pay all Taxes shown as due on such Tax Returns and all other Taxes due and payable prior to the Closing Date (whether or not shown as due on any Tax Return) except such Taxes as are currently being contested in good faith and for which adequate reserves, as applicable, have been established in the AVRA Financial Statements in accordance with GAAP; (iii) the AVRA Financial Statements reflect an adequate reserve for all Taxes payable by AVRA for all taxable periods and portions thereof through the date of such AVRA Financial Statements; and (iv) as of the date of this Agreement, AVRA has not incurred any liability for Taxes subsequent to the date of such most recent AVRA Financial Statements other than in the ordinary course of business consistent with past practice.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to AVRA: (i) no Tax Return of AVRA is under audit or examination by any Taxing Authority, and no written notice of such an audit or examination or any other audit or examination with respect to Taxes that has not yet begun has been received by AVRA; (ii) no deficiencies for Taxes have been claimed, proposed, assessed or threatened, in each case in writing, against AVRA by any Taxing Authority for which adequate reserves have not been established in the AVRA Financial Statements in accordance with GAAP; (iii) there are no liens for Taxes upon the assets of AVRA except liens relating to current Taxes not yet due and payable; (iv) all Taxes which AVRA is required by Law to withhold or to collect for payment have been duly withheld and collected and any such amounts that are required to be remitted to any Taxing Authority have been duly and timely remitted; (v) AVRA has not consented to extend the time in which any Tax may be assessed or collected by any Taxing Authority, which extension remains outstanding; and (vi) no claim has been made in writing by any Taxing Authority in a jurisdiction in which AVRA does not file Tax Returns that AVRA is or may be subject to taxation in such jurisdiction, and AVRA has no knowledge of any Tax Return filing requirement applicable to AVRA that is not being complied with by AVRA.

(c) AVRA has made available to the SSI Parties true, complete and correct copies of all federal income Tax Returns that have been filed by AVRA for the taxable years ending December 31, 2019, 2020 and 2021.

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Section 4.14 Material Contracts.

(a) Except as would not reasonably be expected to be, individually or in the aggregate, material to AVRA: (i) neither AVRA nor, to the knowledge of AVRA, any other party, is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any contracts material to the business and operation of AVRA (“AVRA Material Contracts”), and, to the knowledge of AVRA, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default; and (ii) each of the AVRA Material Contracts is a valid and binding obligation of AVRA, and, to the knowledge of AVRA, each other party thereto, enforceable against AVRA and, to the knowledge of AVRA, each other party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies.

(b) AVRA has made available to SSI - DE a true, complete and correct copy (including any material amendment, modification, extension or renewal with respect thereto) of each AVRA Material Contract.

(c) Except as set forth on Section 4.14(c) of the AVRA Disclosure Schedule, no (i) current or former officer or director of AVRA; (ii) beneficial owner of five percent (5%) or more of AVRA Common Stock; or (iii) any “affiliate” or “associate” of any such Person, has any interest in any contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of AVRA.

Section 4.15 Real and Personal Property. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to AVRA, AVRA has good and marketable title to, or valid leasehold interests in, all of its properties and assets, free and clear of all Encumbrances, except for Permitted Encumbrances. AVRA enjoys peaceful and undisturbed possession under all occupancy agreements for Leased Real Property, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an AVRA Material Adverse Effect.

Section 4.16 Intellectual Property.

(a) Section 4.16(a) of the AVRA Disclosure Schedule sets forth a true, complete and correct list, as of the date of this Agreement, of all applications and registrations for Intellectual Property, in each case that are owned or filed by AVRA, with the owner, country(ies) or region, registration and application numbers and dates indicated.

(b) Except as has not been, and as would not reasonably be expected to be, individually or in the aggregate, material to AVRA:

(i) AVRA owns, or has a valid right to use, all Intellectual Property used in or otherwise necessary for or material to the conduct of its business, as it is currently conducted and as it is presently proposed to be conducted;

(ii) with respect to material AVRA Intellectual Property, including applications and registrations for material Intellectual Property set forth in Section 4.16(a) of the AVRA Disclosure Schedule, (A) except for any AVRA Intellectual Property licensed to AVRA, AVRA is the sole and exclusive owner of it free and clear of all Encumbrances other than Permitted Encumbrances, (B) AVRA has taken commercially reasonable actions to maintain such Intellectual Property and (C) it is subsisting, valid and in full force and effect;

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(ii) to the knowledge of AVRA, the use of AVRA Intellectual Property as currently used by AVRA and the conduct of the business of AVRA, as currently conducted, does not infringe, misappropriate or otherwise violate the Intellectual Property of any other Person;

(iii) no actual claims are pending or, to the knowledge of AVRA, threatened against AVRA with respect to the ownership, validity, enforceability, infringement or misappropriation of any AVRA Intellectual Property;

(iv) to the knowledge of AVRA, there is no unauthorized use, disclosure, infringement, misappropriation, or other violation of AVRA Intellectual Property by any third party, and no such claims have been asserted or threatened against any third party by AVRA;

(v) AVRA has at all times taken reasonable measures to (A) protect any trade secrets, know-how and confidential or other proprietary information of AVRA against unauthorized access, disclosure, use, modification or other misuse and (B) control the process of modifying technologies owned or licensed by AVRA. To the knowledge of AVRA, there has been no material unauthorized access, disclosure or use of any trade secrets, know-how and confidential or other proprietary information owned, licensed or otherwise held by AVRA;

(vi) AVRA has at all times complied with all applicable Laws, as well as its and, to the knowledge of AVRA, its customers’ rules, policies and procedures relating to privacy, data protection and collection and use of personal information to which AVRA has had access or has collected, used or held for use in the conduct of its business. No claims are pending or, to the knowledge of AVRA, threatened against AVRA alleging a violation of any third party’s privacy, personal information or data rights;

(vii) the consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, AVRA’s right to own, use, or hold for use any of the AVRA Intellectual Property, as owned, used, or held for use in the conduct of its business, as it is currently conducted;

(viii) there are no settlements, forbearances to sue, consents, governmental orders or similar obligations to which AVRA is a party or is subject that (A) restrict AVRA’s rights to use, enjoy or exploit any material AVRA Intellectual Property; (B) materially restrict AVRA’s business in order to accommodate a third party’s Intellectual Property; or (C) permit third parties to use any material AVRA Intellectual Property;

(ix) with respect to copyrights and software that are AVRA Intellectual Property, each current or former employee, contractor, consultant or agency that has created, authored, delivered, developed, contributed to, modified or improved such copyrights and software that is owned by AVRA has assigned to AVRA all of the employee’s, contractor’s, consultant’s or agency’s rights in such creation, authorship, delivery, development, contribution, modification or improvement, such rights including the rights to reproduce, distribute, perform, display, make, have made, modify, adapt, prepare derivative works of, make substantial alterations, use, sell, license, grant sublicensing rights, lease, rent, import, transfer, collect past damages, obtain and own renewals or extensions including copyright renewals, translate into any language or otherwise exploit, in any medium whatsoever, whether now known or hereafter devised, all to the maximum extent permitted by Law. Additionally with regard to software that is AVRA Intellectual Property: (A) AVRA has not assigned, delivered, licensed or made available, and does not have any obligation to assign, deliver, license or make available, the source code for any such software to any third party, including any escrow agent or similar Person; (B) AVRA has not experienced any material defects or disruptions in such software, including any material error or omission in the processing of any transactions that have not been corrected; (C) no such software (1) contains any code designed or intended to disrupt, disable, harm or otherwise impede in any manner the operation of, or provide unauthorized access to, a computer system or network or other device on which such code is stored or installed, or to damage or destroy data or files without the user’s consent, or (2) is subject to the terms of any “open source” or other similar license that provides for the source code of the software to be disclosed, licensed, publicly distributed or dedicated to the public; (D) current copies of the source code for all such software are recorded on machine readable media, clearly identified and securely stored (together with the applicable documentation) by AVRA; and (E) no capital expenditures are necessary with respect to such software or its use other than capital expenditures in the ordinary course of business consistent with past practice. During the three (3) years prior to the date hereof, (A) there have been no material security breaches in AVRA’s information technology systems and (B) there have been no disruptions in AVRA’s information technology systems that materially adversely affected its business or operations. AVRA has evaluated its disaster recovery and backup needs and has implemented plans and systems that are reasonably designed to address its assessment risk.

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(x) with regard to any patents or patent applications included in the AVRA Intellectual Property: (A) all maintenance, annuity and other fees and all filings necessary to assure the continued enjoyment of any issued patent, and all amendments, responses to office actions, issue fees and other fees and filings necessary to maintain the pendency of and pursue the prosecution of any pending applications, including the filing of continuation applications, have been paid or filed on a timely basis through the Closing; (B) to the extent that any such patents are owned of record by any Person other than AVRA, or there are outstanding encumbrances of any type against such patents, appropriate assignments, discharges or other documents will be executed to place ownership in the name of the Surviving Corporation and/or effect the discharge prior to the Closing; (C) no application to reissue or reexamination proceeding for any issued patent is pending; (D) no statutory disclaimer under 37 C.F.R. § 1.321(a) has been filed as to any issued patent; (E) no declaratory judgment action relating to the validity, enforceability or infringement of any issued patent has ever been served on AVRA; and (F) no claim of any issued patent has been cancelled or held invalid or unenforceable by any tribunal;

(xi) with regard to any trademarks or trademark applications included in the AVRA Intellectual Property; (A) all affidavits of continuing use, renewals, maintenance fees, amendments, responses to office actions or any other documents or fees which are necessary to maintain such trademarks have been filed or paid on a timely basis; (B) to the extent that any of such trademarks are owned of record by any Person, other than AVRA, or there are outstanding Encumbrances of any type against such trademarks, appropriate assignments, discharges or other documents will be executed to place ownership in the name of the Surviving Corporation and/or effect the discharge prior to the Closing; and (C) none of the trademarks have been cancelled, amended or restricted for any reason by any Governmental Entity or otherwise; and

(xii) no material AVRA Intellectual Property is being used or enforced by AVRA in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any Intellectual Property used in and necessary for or otherwise material to the conduct of AVRA’s business, as it is currently conducted or, to the knowledge of AVRA, as presently proposed to be conducted.

Section 4.17 Compliance with Laws. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to AVRA: (a) AVRA has complied with all applicable Laws; (b) no notice, charge, claim or action has been received by AVRA or has been filed, commenced or, to the knowledge of AVRA, brought, initiated or threatened against AVRA alleging any violation of any such Laws; (c) AVRA holds all permits, licenses, variances, exemptions, certificates, consents, product listings, establishment registrations, orders, approvals, clearances and other authorizations from any Governmental Entity which are required under such Laws for it to own, lease and operate its properties and assets, or carry on its business as it is now being conducted, or otherwise which are material to the operation of the business of AVRA taken as a whole (collectively, the “AVRA Permits”); and (d) all such AVRA Permits are in full force and effect and, as of the date of this Agreement, no withdrawal, revocation, suspension or cancellation thereof is pending or, to the knowledge of AVRA, threatened, and AVRA has been since January 1, 2021 and is in compliance in all material respects with the terms of AVRA Permits and any conditions placed thereon.

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Section 4.18 Environmental Matters. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an AVRA Material Adverse Effect:

(a) AVRA has been and is in compliance with all applicable Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for its operations under applicable Environmental Laws;

(b) AVRA has not received and is not subject to any pending or, to the knowledge of AVRA, threatened Environmental Claim and has not received any request for information from any Person, including any Governmental Entity, related to liability under or compliance with any applicable Environmental Law.

(c) AVRA has not entered into any written agreement or incurred any legal obligation providing for or requiring it to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any Person from or against any liabilities or costs arising out of or related to the generation, manufacture, use, transportation or disposal of Hazardous Substances, or otherwise arising in connection with or under Environmental Laws.

Section 4.19 Certain Business Practices. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to AVRA: (i) AVRA has been and is in full compliance with all applicable anti-corruption Laws, including the FCPA, and (ii) neither AVRA nor any director, officer, agent or employee of AVRA has, directly or indirectly, given, made, offered or received or agreed to give, make, offer or receive any payment, gift, contribution, expenditure or other advantage: (a) which would violate any applicable Law; or (b) to or for a Public Official with the intention of: (i) improperly influencing any act or decision of such Public Official; (ii) inducing such Public Official to do or omit to do any act in violation of his lawful duty; or (iii) securing any improper advantage, in each case in order to obtain or retain business or any business advantage. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to AVRA, neither AVRA nor any director, officer, agent or employee of AVRA has, directly or indirectly, violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other applicable Laws of any Governmental Entity.

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Section 4.20 Interim Operations of Merger Sub. Merger Sub has not engaged in any business activities or conducted any operations and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than in connection with the Merger and the other transactions contemplated by this Agreement.

Section 4.21 Reserved.

Section 4.22 Capitalization of Merger Sub. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by AVRA. Merger Sub has no outstanding options, warrants, rights or any other agreement pursuant to which any person other than AVRA may acquire any equity security of Merger Sub.

Section 4.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither AVRA nor any other Person makes any other express or implied representation or warranty on behalf of AVRA in connection with the transactions contemplated by this Agreement.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1 Interim Operations of the Parties. Except as required by applicable Law, as expressly provided by this Agreement or with the prior written consent of the other party (AVRA in the case of AVRA or Merger Sub and SSI - DE) (such consent not to be unreasonably withheld, conditioned or delayed), each of the parties covenants and agrees that, after the date of this Agreement and prior to the Effective Time, their respective businesses shall be conducted only in the ordinary course consistent with past practice, and each such party shall use its commercially reasonable efforts to preserve its business organization intact and to maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, employees and others having material business relationships with it. Notwithstanding the foregoing, each of AVRA and the SSI Parties may seek to secure additional equity or debt financing, including, without limitation, the Interim Financing.

Section 5.2 Non-Solicitation. AVRA and each of the SSI Parties and Dr. Srivastava agree that it or he shall not, and that it or he shall cause the other SSI Parties and the respective officers, directors, employees, consultants, investment bankers, attorneys, accountants or other agents of the SSI Parties (collectively, “Representatives”) not to, directly or indirectly: (a) solicit, initiate or knowingly encourage or facilitate (including by way of furnishing information or assistance), or knowingly take any other action designed to facilitate any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding an Alternative Proposal with, furnish any information to, or otherwise cooperate in any way with, any Person (other than the parties hereto or of their respective affiliates or Representatives) relating to an Alternative Proposal.

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ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 FINRA Filings; Other Corporate Actions. As promptly as practicable after the date of this Agreement, AVRA shall use its best efforts to prepare and file with the Financial Industry Regulatory Authority (“FINRA”), an Issuer Company – Related Action Notification Form (the “Corporate Action Notification”) with respect to (i) the Merger; (ii) implementation at or prior to at Closing of a one for ten reverse stock split (the “Reverse Stock Split”); and (iii) the change of AVRA’s corporate name to “SS Innovations, Inc.;” (the “Name Change”). AVRA shall use its best efforts to cause FINRA to clear the Corporate Action Notification, including providing FINRA with all required or requested documentation and information and the SSI Parties shall cooperate with AVRA with respect to the preparation, filing and clearance of the Corporate Action Notification. In addition to the foregoing, AVRA shall take any actions by its Board of Directors or shareholders required to authorize (a) the Reverse Stock Split; (b) the Name Change; (c) an increase of AVRA’s authorized capitalization to 250,000,000 shares of AVRA Common Stock and 5,000,000 shares of preferred stock (the “Capitalization Increase”); and (c) the designation of the Series A Preferred Stock (the “Series A Designation”) and shall prepare and file any documents and take any other actions required to implement each of the foregoing actions.

Section 6.2 Notification of Certain Matters. The SSI Parties shall give prompt notice to AVRA of: (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause any condition set forth in Section 7.2 not to be satisfied at any time from the date of this Agreement to the Effective Time; (b) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger or the other transactions contemplated by this Agreement; and (c) any material regulatory notice, report or results of inspection from any Governmental Entity. AVRA shall give prompt notice to the SSI Parties of (x) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause any condition set forth in Section 7.3 not to be satisfied at any time from the date of this Agreement to the Effective Time; (y) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger or the other transactions contemplated by this Agreement and (z) any material regulatory notice, report or results of inspection from any Governmental Entity. Notwithstanding anything in this Agreement to the contrary, no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

Section 6.3 Access; Confidentiality. From the date of this Agreement until the Effective Time, subject to compliance with applicable Laws and to the terms of the Confidentiality Agreement, each party and its Representatives shall afford to the other parties and their Representatives, reasonable access, during normal business hours to all of its Representatives, agents, properties, books, contracts and records (other than any such matters that relate to the negotiation and execution of this Agreement) and, during such period, each party shall furnish promptly to the other parties all other information concerning its business, properties and personnel as may be reasonably requested. Prior to the Effective Time, each party shall hold non-public information so provided in confidence. No investigation pursuant to this Section 6.3 shall affect any representation or warranty made by a party hereunder.

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Section 6.4 Publicity. AVRA and SSI - DE shall mutually agree on the initial press release or releases with respect to the execution of this Agreement and the content of the Current Report on Form 8-K to be filed by AVRA with the SEC under the Exchange Act with respect to the execution of this Agreement. Thereafter, so long as this Agreement is in effect, neither AVRA, the SSI Parties, Cardio Ventures nor any of their respective affiliates, shall issue any press release or other announcement with respect to the Merger and the other transactions contemplated by this Agreement or this Agreement without the prior consent of the other party (such consent not to be unreasonably withheld), except as such press release or other announcement may be required by Law or the rules of a national securities exchange or trading market, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party with a reasonable opportunity to review and comment on such release or announcement in advance of its issuance.

Section 6.5 Indemnification.

(a) SSI-DE, on behalf of itself and the other SSI Parties agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of AVRA, as provided in the AVRA Organizational Documents or any indemnification contract between such directors or officers and AVRA (in each case, as in effect on the date hereof) shall survive the Merger and shall continue in full force and effect in accordance with their respective terms. For a period of six (6) years from the Effective Time, AVRA shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of AVRA’s Organizational Documents as in effect immediately prior to the Effective Time or in any indemnification agreements of AVRA with any of its respective directors, officers or employees as in effect immediately prior to the Effective Time solely with respect to acts or omissions occurring prior to the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of AVRA; provided, however, that all rights to indemnification in respect of any action pending or asserted or any claim made within such period shall continue until the disposition of such action or resolution of such claim.

(b) The covenants contained in this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each of the directors or officers specified in Section 6.5(a) and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

(c) In the event that AVRA: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of AVRA, as the case may be, shall assume the obligations set forth in this Section 6.5.

Section 6.6 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to AVRA or the Merger, then the Board of Directors of AVRA shall take all actions necessary to render such statutes inapplicable to the foregoing.

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ARTICLE VII

CLOSING CONDITIONS

Section 7.1 Conditions to Obligations of AVRA and Merger Sub to Effect the Merger. The obligations of AVRA and Merger Sub to effect the Merger shall also be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by AVRA in their sole discretion:

(a) The representations and warranties of SSI – DE and Dr. Srivastava contained in Article III shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which shall be so true and correct as of such specified date).

(b) The SSI Parties shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by any of them at or prior to the Effective Time;

(c) SSI – DE has delivered to AVRA a certificate executed by an authorized signatory of SSI-DE certifying that each of the conditions set forth in Section 7.1(a) and Section 7.1(b) have been satisfied;

(d) The Corporate Notification Form shall have been cleared by FINRA;

(e) The SSI IP Transfer shall have been consummated to the reasonable satisfaction of AVRA;

(f) Each stockholder of SSI – DE at the Effective Time, shall have executed and delivered to AVRA an Investment Representation Letter in the form attached hereto as Exhibit B

(f) The Board of Directors (including one designee of the current AVRA Board of Directors) and the officers of AVRA at the Effective Time shall be as agreed to by AVRA, SSI – DE and Dr. Srivastava.;

(g) An Employment Agreement between AVRA and Barry Cohen, the form of which has been agreed to by Dr. Srivastava and Mr. Cohen shall have been entered into..

Section 7.2 Conditions to Obligations of SSI - DE and Dr. Srivastava to Effect the Merger. The obligations of SSI - DE and Dr. Srivastava to effect the Merger shall also be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by SSI - DE and Dr. Srivastava:

(a) The representations and warranties of AVRA contained in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Effective Time as if made at and as of such time (except that any such representation or warranty that is made as of a specified date shall be so true and correct as of such specified date).

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(b) AVRA and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to the Effective Time;

(c) AVRA shall have delivered to SSI – DE and Dr. Srivastava, a certificate executed on behalf of AVRA and Merger Sub by an executive officer of AVRA certifying that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) The Corporate Notification Form shall have been cleared by FINRA;

(e) AVRA shall have filed an amendment to its Articles of Incorporation with the Secretary of State of Florida implementing the Reverse Stock Split, the Name Change, the Capitalization Increase and the Series A Designation;

(f) The current directors and executive officers of AVRA (other than Barry F. Cohen, who shall continue to serve as a director of AVRA after the Effective Time) shall have resigned and the persons set forth on Section 7.1(f) of the AVRA Disclosure Schedule shall be elected as directors and executive officers of AVRA; and

(g) AVRA shall have satisfied all of its outstanding liabilities with its cash on hand and shall have transferred all of the AVRA Intellectual Property to a newly-formed wholly-owned Subsidiary to the reasonable satisfaction of SSI-DE.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time before the Effective Time:

(a) By mutual written consent of AVRA, SSI – DE and Dr. Srivastava;

(b) By either AVRA on one hand or SSI – DE and Dr. Srivastava on the other hand if:

(i) (A) a Law shall have been enacted or promulgated after the date of this Agreement or/and a final, non-appealable Order issued by a Governmental Entity of competent jurisdiction shall be in effect, in each case, permanently restraining, enjoining or otherwise prohibiting the Merger or any of the other transactions contemplated by this Agreement, or (B) any condition to a party obligation to consummate the Closing shall have become impossible to satisfy; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(i) shall have used its commercially reasonable efforts consistent with the terms of this Agreement to remove or reverse any such Order or satisfy such Closing condition, as applicable; or

(ii) the Merger shall not have been consummated by March 31, 2023 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to clauses (ii) or (iii) of this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of any such condition.

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(c) By SSI – DE and Dr. Srivastava, if AVRA shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which: (A) would give rise to the failure of a condition set forth in Section 7.1(a) or Section 7.1(b) (assuming for this purpose that the date of such determination is the Closing Date), and (B) cannot be cured by the Outside Date, or if curable, has not been cured within thirty (30) Business Days after the giving of written notice to AVRA.

(d) By AVRA if SSI - DE, Dr. Srivastava or any of the other SSI Parties shall have breached any representation, warranty, covenant or agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) (assuming for this purpose that the date of such determination is the Closing Date) and (B) cannot be cured by the Outside Date or, if curable, has not been cured within thirty (30) Business Days after the giving of written notice to AVRA.

Section 8.2 Notice of Termination; Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and there shall be no liability on the part of AVRA or SSI - DE or Dr. Srivastava or any officers, directors and direct and indirect equity holders of SSI – DE or any other SSI Party.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Modification. This Agreement may not be amended or modified except by an instrument in writing signed by AVRA, SSI – DE and Dr. Srivastava, which states that it constitutes an amendment hereto.

Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

Section 9.3 Expenses. Except as set forth in Section 8.2, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees, costs and expenses.

Section 9.4 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below.

“Affiliate” (and correlative words) has the meaning set forth in Rule 12b-2 under the Securities Act.

“Agreement” has the meaning set forth in the preamble.

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“Alternative Proposal” shall mean any proposal or offer made by any Person (other than the SSI Parties) for (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving AVRA that would result in any Person or group of related Persons beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of AVRA; (B) the acquisition or purchase, directly or indirectly, of (1) assets which constitute fifteen percent (15%) or more of the net revenues, net income or assets of AVRA or (2) fifteen percent (15%) or more of any class of equity or voting securities of AVRA; (3) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity or voting securities of AVRA; or (4) any combination of the foregoing.

“AVRA” has the meaning set forth in the preamble.

“AVRA Benefit Plans” has the meaning set forth in Section 4.12(b).

“AVRA Common Stock” has the meaning set forth in the recitals.

“AVRA Disclosure Schedule” has the meaning set forth in Article IV.

“AVRA Financial Statements” has the meaning set forth in Section 4.8(b).

“AVRA Material Adverse Effect” means any effect, change, development, event or occurrence that has a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of AVRA; provided, however, that any effect, change, development, event or occurrence resulting from or arising out of the following will not in itself be deemed to constitute an AVRA Material Adverse Effect and will not be taken into account in determining whether an AVRA Material Adverse Effect has occurred: (a) changes in the economy or financial or securities markets generally; (b) changes in the medical device industry generally; (c) seasonal changes to the results of operations of AVRA in the ordinary course of business consistent with past practice; (d) political conditions or developments in general; (e) any act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis; (f) changes in Laws (or interpretations or enforcement thereof) or GAAP (or interpretations thereof); or (g) the public announcement or pendency of the Merger or the other transactions contemplated hereby; except in the cases of clauses (a), (b), (d), (e) and (f), to the extent AVRA is disproportionately affected thereby in relation to other companies in the medical device industry.

“AVRA Material Contracts” has the meaning set forth in Section 4.14(a).

“AVRA Permits” has the meaning set forth in Section 4.17.

“AVRA SEC Documents” has the meaning set forth in Section 4.8(a).

“AVRA Voting Debt” has the meaning set forth in Section 4.3(a).

“Book-Entry” has the meaning set forth in Section 2.1(b).

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“Business Day” shall mean a day other than Saturday or Sunday and on which commercial banks are open for business in New York, New York.

“Capitalization Increase” has the meaning set forth in Section 2.1(b).

“Certificate” has the meaning set forth in Section 2.1(b).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” has the meaning set forth in Section 3.5.

“Corporate Action Notification” has the meaning set forth in Section 6.1.

“DGCL” has the meaning set forth in Section 1.1(a).

“Disqualification Event” has the meaning set forth in Section 3.19(g).

“Dr. Srivastava” has the meaning set forth in the preamble.

“Encumbrances” shall mean any liens, charges, security interests, options, mortgages, pledges or other encumbrances of any nature whatsoever.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, Cleanup costs, governmental response costs, natural resource damages, property damages, personal injuries or penalties) arising out of, based on or resulting from: (a) the presence, or release into the environment, of an Hazardous Substance at any location, whether or not owned or operated by SSI - DE, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all federal, state, local, foreign and common Laws and regulations relating to pollution or protection of human health or the environment, including without limitation laws relating to the exposure to, or releases or threatened releases of, Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport, handling or Cleanup of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“FINRA” has the meaning set forth in Section 6.1.

“Governmental Entity” shall mean any federal, state, local or foreign government or political subdivision thereof, any court, tribunal, arbitrator or any administrative, regulatory (including any stock exchange or similar self-regulatory organization) or other governmental agency, commission or authority (including any quasi-governmental body exercising any regulatory, Tax or other governmental or quasi-governmental authority).

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“Hazardous Substances” shall mean: (a) any petrochemical or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined by any Environmental Law as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“Intellectual Property” shall mean United States and foreign: (i) letter and design patents and substantial equivalents thereto (such as registered community designs, registered industrial designs, utility models and inventors’ certificates), including all provisional applications, continuations, divisionals, continuations-in-part, substitutes, design patents and design applications, extensions, reissues, renewals, reexaminations and patents that have or are subject to term extensions and applications for each of the foregoing; (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans, Internet domain names and registrations and applications for registration to any of the foregoing, including extensions and renewals, together with the goodwill associated therewith; (iii) copyrights, including copyrights in computer programs, software, databases and data collections, including for each copyright any right under such copyright to use, reproduce, display, perform, modify, enhance, distribute and prepare derivative works of all works of authorship and copyright registrations and applications for registration of any of the foregoing, including renewals and extensions; and (iv) all trade secrets, know-how and confidential or other proprietary information relating to technical, financial or business matters, whether patentable or unpatentable, including inventions, technologies in development, formulae and information, manufacturing, engineering and other drawings and manuals, recipes, technology, manufacturing processes, test processes, specifications, algorithms, models, methodologies, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications and similar materials recording or evidencing expertise or information, including those related to products or processes under development.

“Interim Financing” means any equity, debt and/or convertible debt financing provided or facilitated by AVRA or its Affiliates to any SSI Parties or their Affiliates in connection with the transactions contemplated hereby.

“knowledge” (and correlative terms) shall mean: (a) with respect to AVRA, the actual knowledge after due inquiry of the individuals listed on Section 9.4 of AVRA Disclosure Schedule, and (b) with respect to SSI – DE, the actual knowledge after due inquiry of the individuals listed on Section 9.4 of the SSI - DE Disclosure Schedule.

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“Law” shall mean with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity or securities exchange or securities quotation system.

“Merger” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the preamble.

“Order” shall mean any writ, judgment, injunction, consent, order, decree, stipulation, award or executive order of or by any Governmental Entity.

“Organizational Documents” means the articles or certificate of incorporation, memorandum of incorporation or association, certificate or articles of formation or organization, trust agreement, bylaws, operating agreement or other similar document that forms or governs the operations of an entity.

“Otto” has the meaning set forth in the recitals.

“Outside Date” has the meaning set forth in Section 8.1(b)(iii).

“Permitted Encumbrances” shall mean, with respect to a Person: (i) Encumbrances for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP; (ii) mechanics’, materialmen’s or other similar liens arising by operation of Law with respect to obligations incurred in the ordinary course of business consistent with past practice if the underlying obligations (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings; (iii) Encumbrances arising under equipment leases with third parties entered into in the ordinary course of business consistent with past practice; (iv) any other Encumbrances if the underlying obligations are non-monetary, incurred in the ordinary course of business consistent with past practice and do not, individually or in the aggregate, materially impair the continued use and operation of the assets of such Person to which they relate in the conduct of the business of such Person, as currently conducted; (v) Encumbrances imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, building codes and other land use regulations or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity (excluding liens imposed by applicable Environmental Laws related to the investigation or remediation of contaminated real property), to the extent not violated by such Person’s current use; (vi) in connection with any real property leased to such Person, all title exceptions, defects, easements, restrictions and other matters encumbering landlord’s interest in such real property, whether or not of record, which do not, individually or in the aggregate, materially affect the continued use and operation of the applicable property in the conduct of the business of such Person, as currently conducted.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

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“Public Official” includes any Person holding, representing or acting on behalf of a Person holding a legislative, administrative or judicial office, and any Person employed by, representing or acting on behalf of a Governmental Entity or enterprise thereof, public international organization, any representative or official of a political party or any candidate for any political office or any official or employee of any state hospital, agency or health care institution.

“Registrations” shall mean authorizations, approvals, clearances, licenses, permits, certificates or exemptions issued by any Regulatory Authority or Governmental Entity (including 510(k) or pre-market notification clearances, pre-market approvals, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals, registration notifications or their foreign equivalent) that are required for the research, development, manufacture, distribution, marketing, storage, transportation, use and sale of the products of SSI - DE.

“Regulatory Authority” shall mean the FDA and any other federal, state, local or foreign Governmental Entity that regulates the research, clinical investigation, marketing, distribution, advertising, labeling, promotion, sale, use handling and control, safety, efficacy, reliability or manufacturing of medical devices.

“Representatives” has the meaning set forth in Section 5.2(a).

“Reverse Stock Split” has the meaning set forth in Section 6.1.

“SEC” has the meaning set forth in Article IV.

“Series A Designation” has the meaning set forth in Section 6.1.

“Series A Preferred Stock” has the meaning set forth in the recitals.

“SSI Benefit Plans” shall mean all benefit plans, policies, programs, agreements or arrangements, including any bonus, deferred compensation, severance pay, retention, change in control, employment, consulting, pension, profit-sharing, retirement, insurance, stock purchase, stock option, incentive or equity compensation or other fringe benefit plan, program, policy, agreement, arrangement or practice maintained, contributed to or required to be contributed to, by SSI - DE, Otto or SSI for the benefit of any current or former employees, officers or directors of SSI - DE.

“SSI Business” has the meaning set forth in the recitals.

“SSI - DE” has the meaning set forth in the preamble.

“SSI - DE Common Stock” has the meaning set forth in the recitals.

“SSI - DE Disclosure Schedule” has the meaning set forth in Article III.

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“SSI Intellectual Property” shall mean all Intellectual Property owned by, or licensed, to any of the SSI Properties.

“SSI IP Transfer” has the meaning set forth in the recitals.

“SSI Material Adverse Effect” means any effect, change, development, event or occurrence that has a material adverse effect on the business, condition (financial or otherwise), assets or results of operations of the SSI Parties; provided, however, that any effect, change, development, event or occurrence resulting from or arising out of the following will not in itself be deemed to constitute an SSI Material Adverse Effect and will not be taken into account in determining whether an SSI Material Adverse Effect has occurred: (a) changes in the economy or financial or securities markets generally; (b) changes in the medical device industry generally; (c) seasonal changes to the results of operations of the SSI Parties in the ordinary course of business consistent with past practice; (d) political conditions or developments in general; (e) any act of terrorism or an outbreak or escalation of hostilities or war (whether declared or not declared) or any natural disasters or any national or international calamity or crisis; (f) changes in Laws (or interpretations or enforcement thereof) or GAAP (or interpretations thereof); or (g) the public announcement or pendency of the Merger or the other transactions contemplated hereby; except in the cases of clauses (a), (b), (d), (e) and (f), to the extent the SSI Parties are disproportionately affected thereby in relation to other companies in the medical device industry.

“SSI Parties” has the meaning set forth in the recitals.

“SSI Parties Voting Debt” has the meaning set forth in Section 4.3(a).

“Subsidiary” means with respect to any party, any corporation, partnership, limited liability company or other organization or entity, whether incorporated or unincorporated, of which: (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries or (ii) such party or any other Subsidiary of such party is a general partner (excluding any such partnership where such party or any Subsidiary of such party does not have a majority of the voting interest in such partnership).

“Surviving Corporation” has the meaning set forth in Section 1.1(a).

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean: (i) any income, alternative or add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including, for the avoidance of doubt, any amounts owed to any Governmental Entity or other Person in respect of unclaimed property or escheat Laws), together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Taxing Authority”); (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of filing any Tax Return with any other Person on a combined, consolidated, unitary or other similar basis, being a transferee of or successor to any Person, or as a result of any express or implied binding obligation to assume such Taxes or to indemnify any other Person.

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“Tax Return” shall mean any return, statement, report, form or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, information returns and reports and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes. Other capitalized terms defined elsewhere in this Agreement and not defined in this Section 9.4 shall have the meanings assigned to such terms in this Agreement.

Section 9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, or sent by a nationally recognized overnight courier service, such as Federal Express (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to AVRA and Merger Sub, to:

AVRA Medical Robotics, Inc.
3259 Progress Drive
Orlando, FL 32826
Attention: Barry F. Cohen, CEO

with a copy (which shall not constitute notice) to:

Gutiérrez Bergman Boulris, PLLC
901 Ponce de Leon Blvd., Suite 303
Coral Gables, FL 33134
Attention : Dale S. Bergman, Esq.

and

(b)	if to SSI Parties and Dr. Srivastava, to:

Dr. Sudhir Srivastava
SSI - DE
404-405, 3rd Floor, iLabs Center, Udyog Vihar, Phase-III
Gurugram, Haryana, India – 122016
Attention: Dr. Sudhir Srivastava

with a copy (which shall not constitute notice) to:

The NBD Group, Inc.
350 N. Glendale Ave, Ste B522
Glendale, California 91206
Attention : Sara L. Terheggen, Esq.

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Section 9.6 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The words describing the singular number shall include the plural and vice versa. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretive effect whatsoever.

Section 9.7 Jurisdiction. Each of the parties hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court for the Southern District of Florida, Broward County Division, in connection with all disputes arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees not to commence any litigation relating thereto except in such court. Each such party hereby waives the right to any other jurisdiction or venue for any litigation arising out of or in connection with this Agreement or the transactions contemplated hereby to which any of them may be entitled by reason of its present or future domicile. Notwithstanding the foregoing, each such party agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the United States District Court for the Southern District of Florida, Broward County Division or in any other court or jurisdiction.

Section 9.8 Service of Process. Each of the parties irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.7 of this Agreement in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.5 of this Agreement. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.9 Specific Performance. Each of the parties acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties shall be entitled (in addition to any other remedy to which they may be entitled in law, equity or otherwise) to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Each party further agrees that: (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity; and (ii) no other party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.9, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

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Section 9.10 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart of this Agreement shall have been signed by each of the parties and delivered to the other parties. Signatures transmitted by facsimile or other electronic transmission shall be accepted as originals for all purposes of this Agreement.

Section 9.11 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits, annexes and schedules hereto) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, including the letter of intent, dated August 5, 2022 and the Cardio Venture – AVRA Medical Merger Agreement, dated September 24, 2022, among the parties or any of them with respect to the subject matter hereof and thereof (provided that the provisions of this Agreement shall supersede any conflicting provisions of the Confidentiality Agreement). Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger and the other transactions contemplated by this Agreement are fulfilled to the extent possible.

Section 9.13 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS (THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY STATE OTHER THAN THE STATE OF DELAWARE.

Section 9.14 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 9.15 Waiver. At any time prior to the Effective Time, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver must be set forth in an instrument in writing signed by AVRA (with respect to waivers provided by AVRA and Merger Sub) or by SSI - DE and Dr. Srivastava (with respect to waivers provided by SSI - DE and Dr. Srivastava) which states that it constitutes a waiver hereunder and specifies the provision hereof being waived. The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

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IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

AVRA:

AVRA MEDICAL ROBOTICS, INC.

By:	/s/ Barry F. Cohen
Barry F. Cohen, Chief Executive Officer

MERGER SUB:

AVRA-SSI MERGER CORPORATION

By:	/s/ Barry F. Cohen
Barry F. Cohen, Chief Executive Officer

SSI - DE:

CARDIOVENTURES, INC.

By:	/s/ Sudhir Prem Srivastava
Sudhir Prem Srivastava, M.D.
Chairman and CEO

DR. SRIVASTAVA (SOLELY WITH RESPECT TO SECTIONS 3.4, 3.21, 4.4, 5.2, 7.1(a), 7.1(f), 7.2, 8.1 and 9.1):

/s/ Sudhir Prem Srivastava
Sudhir Prem Srivastava, M.D.

[Signature Page to Agreement and Plan of Merger]

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